Exhibit 99.1

NEWS

For Immediate Release

Contact:
Rich Yonker
CFO
Vitesse
+1.805.388.3700

Vitesse Announces Settlement With KPMG

CAMARILLO, Calif. — June 15, 2009 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK) announced that it has reached a settlement in connection with the Company’s lawsuit against its former auditing firm KPMG LLP. Under the settlement, KPMG has agreed to pay Vitesse $22.5 million and forgive all past indebtedness. Additionally, the parties agreed to execute mutual general releases of all claims.

In June 2007, the Company filed suit against KPMG alleging that KPMG was negligent in auditing the Company’s stock option grants and financial statements during the years 1994 to 2000. The Company later amended its Complaint to include the years 2001 to 2004.

The terms of the settlement were reached following mediation before the Hon. Daniel Weinstein (Ret.).

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro, and Core applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation.  All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “hope,” “intend,” and similar expressions.  Factors, including those related to our business and financial result, that could cause actual results to differ are identified in the public filings made by Vitesse with the Securities and Exchange Commission, which are available on the web site of the Securities and Exchange Commission, www.sec.gov.  The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.